UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2014

Otelco Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-32362	52-2126395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Third Avenue East, Oneonta, AL 35121
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (205) 625-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2014, Mr. Robert J. Souza was appointed President of Otelco Inc. (the “Company”). The position was previously held by Mr. Michael Weaver, who remains the Chief Executive Officer and a director of the Company. Since July 2010, Mr. Souza has been the Company’s Senior Vice President and General Manager for its New England division. Mr. Souza joined the Company in October 2008 as the Vice President of Operations for New England. Mr. Souza served as President of Pine Tree Holdings, Inc., Granby Holdings, Inc. and War Holdings, Inc. from 2001 until they were acquired by the Company in October 2008. Prior to that role, Mr. Souza served as Operations Manager for Saco River Telephone and Telegraph, having joined that company in 1983. Mr. Souza’s 38 years of experience in the telecommunications industry includes three years with Ooltewah-Collegedale Telephone Company in Tennessee and five years with New England Telephone in Maine. Mr. Souza is 60 year old. Mr. Souza was not appointed as President of the Company for a fixed term of office, but rather will hold such position until a successor is named.

In connection with Mr. Souza’s appointment as President of the Company, on May 1, 2014, the Company entered into a second amended and restated employment agreement with Mr. Souza (the “Employment Agreement”), which will remain in effect until terminated by the Company or Mr. Souza for any reason or by death or disability. Pursuant to the Employment Agreement, Mr. Souza will receive an annual base salary of $268,000, an annual bonus, the use of a Company automobile and medical and other benefits. Mr. Souza’s annual base salary will be subject to increase by the Company’s Board of Directors, and will also be further subject to an annual increase in an amount equal to the increase in the cost of living, if any, between the date of the immediately preceding increase and the date of such adjustment.

If Mr. Souza’s employment is terminated without cause or due to death or disability, he will be entitled to receive severance benefits consisting of a lump sum payment equal to his annual base salary and the pro rata portion of the annual bonus he would have received, based on the applicable annual performance targets, had he been employed by the Company through the end of the full fiscal year in which the termination occurred. In addition, if Mr. Souza’s employment is terminated without cause or due to death or disability, to the extent Mr. Souza and, if applicable, members of his family participate in any medical, prescription drug, dental, vision or other “group health plan” of the Company immediately prior to such termination, the Company will provide Mr. Souza with a lump sum payment equal to twenty-four (24) times the monthly premium cost to Mr. Souza that would be incurred for continuation coverage under such plans.

The Employment Agreement also provides that Mr. Souza will be restricted from engaging in competitive activities for six months after the termination of his employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On May 1, 2014, the Company issued a press release announcing Mr. Souza’s appointment as President of the Company. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Second Amended and Restated Employment Agreement, dated as of May 1, 2014, among Otelco Inc. and Robert J. Souza

99.1	Press Release of Otelco Inc., dated as of May 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC.
(Registrant)
Date: May 1, 2014
	By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer